Exhibit 99.1


          New York Community Bancorp, Inc. Raises Quarterly
                Cash Dividend 10% to $0.23 Per Share;

             The Dividend Has Increased 53% Year-to-Date


    WESTBURY, N.Y.--(BUSINESS WIRE)--July 23, 2003--New York Community Bancorp, Inc. (NYSE: NYB) today announced that its Board of Directors has increased the quarterly cash dividend approximately 10% to $0.23 per share. The increased dividend is payable on August 15, 2003 to shareholders of record as of August 5, 2003.
    Commenting on the increase, President and Chief Executive Officer Joseph R. Ficalora stated, "This is the third consecutive quarter in which the dividend has been raised by our Board of Directors, bringing the year-to-date increase to 53%. If we go back to November 1994, when we made our initial dividend payment, the newly announced quarterly cash dividend represents a 6,215% increase, and provides a dividend yield on original shares of 75% per year.
    "We are committed to providing our shareholders with a solid return on their investment, as our record of dividend payments and stock splits suggests," Mr. Ficalora said. "The Company most recently split its stock in the second quarter. As a result, those shareholders who also held our stock at the time of the May 21st stock split will now be receiving 10% more in dividends on 33-1/3% more shares."
    Earlier this month, the Company reported a 23.4% year-over-year increase in its second quarter 2003 earnings to $71.8 million, and a 23.3% year-over-year increase in its second quarter 2003 diluted earnings per share to $0.53. In addition, the Company's second quarter 2003 earnings generated a 2.36% return on average assets and a 21.45% return on average stockholders' equity.

    New York Community Bancorp, Inc. is the $12.4 billion holding company for New York Community Bank and the sixth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 110 banking offices in New York City, Long Island, Westchester County (New York), and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is one of the leading producers of multi-family loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420